UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 19, 2008

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 19, 2008, YRC Worldwide Inc. (the “Company”) entered into a Real Estate Sales Contract (the “Contract”) with NATMI Truck Terminals, LLC (“NATMI”) to sell and simultaneously lease back a pool of the Company’s facilities located throughout the United States. The Company expects to close the sale-leaseback transaction by the end of January 2009 and no later than the middle of February 2009, subject to the satisfaction of normal and customary due diligence and related conditions, including NATMI’s right to terminate the Contract in its sole discretion during the inspection period. In addition, the Company has the right to terminate the Contract on or before January 16, 2009 if the Company is unable to obtain releases of existing mortgages on the facilities and the Company pays to NATMI a $750,000 breakup fee.

The aggregate purchase price for the subject facilities is approximately $150.4 million. Initial annual lease payments will be approximately $21.1 million in the aggregate, subject to annual increases based on changes in the Consumer Price Index.

The initial lease term for each facility will be 10 years, with renewal options to extend the term of each lease by up to an additional 30 years. During the lease term for each facility, as it may be extended, the Company will have a right of first offer in the event NATMI proposes to sell the facility.

The Company has previously entered into other sale-leaseback transactions with NATMI in the ordinary course of business.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is incorporated in this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure

Key volume statistics for the fourth quarter-to-date as of November 30, 2008 compared to the same period in 2007 include:

•	YRC National Transportation total tonnage per day down 11.8%.

•	YRC Regional Transportation total tonnage per day down about 11% when adjusting for the network changes in the first quarter 2008.

•	Total tonnage per day is down 20.9% without adjusting for the network changes.

YRC Inc., a subsidiary of the Company, is integrating its operations and local sales teams of its two largest brands, Yellow Transportation and Roadway. The Company expects to have around 80 facilities either consolidated or in process of consolidation by the end of 2008 and expects the integration to be mostly complete by early spring 2009 with around 450 consolidated operations.

Item 8.01	Other Events

The Company issued a news release today announcing that it is in discussions with its banking group to modify the terms of the following:

•

the Credit Agreement dated as of August 17, 2007 (as amended, the “Credit Agreement”), among the Company; certain of the Company’s subsidiaries; the lenders party thereto; Bank of America, N.A. and SunTrust Bank, as Syndication Agents; U.S. Bank National Association, Wachovia Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, as Documentation Agents; JP Morgan Chase Bank, National Association, Toronto Branch, as Canadian Agent; J.P. Morgan Europe Limited, as UK Agent; and JPMorgan Chase Bank, National Association, as Administrative Agent; and

•

the Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008 (as amended, the “ABS Facility”), among Yellow Roadway Receivables Funding Corporation, as Seller; Falcon Asset Securitization Company LLC, Three Pillars Funding LLC and Amsterdam Funding Corporation, as Conduits; the financial institutions party thereto, as Committed Purchasers; YRC Assurance Co. Ltd., as an uncommitted purchaser; Wachovia Bank, National Association, as Wachovia Agent and LC Issuer, SunTrust Robinson Humphrey, Inc. as Three Pillars Agent; The Royal Bank of Scotland plc (successor to ABN AMRO Bank N.V.), as Amsterdam Agent; and JPMorgan Chase Bank, N.A., as Falcon Agent and Administrative Agent.

A copy of the news release is attached as Exhibit 99.1. The Credit Agreement and the ABS Facility are collectively referred to herein as the “Credit Facilities”.

The Company is seeking modifications to its Credit Facilities, which (among other things) would allow the Company to remain in compliance with a modified maximum ratio of debt to earnings before interest, taxes, depreciation and amortization and would provide the Company with the liquidity that it requires for its on-going operations.

The Company had a tender offer open to purchase for $150 million in cash certain of the following series of notes (the “Notes”):

•	5.0% Contingent Convertible Senior Notes due 2023

•	5.0% Net Share Settled Contingent Convertible Senior Notes due 2023

•	3.375% Contingent Convertible Senior Notes due 2023

•	3.375% Net Share Settled Contingent Convertible Senior Notes due 2023

•	8 1/2% Guaranteed Notes due April 15, 2010

The Company terminated the tender offer pursuant to its terms, which provided (among other things) that the Company could terminate the offer if, on or prior to its expiration date, the employees of subsidiaries of the Company who are subject to the National Master Freight Agreement, effective April 1, 2008 through March 31, 2013, between the International Brotherhood of Teamsters and Trucking Management Inc., a multi-employer representative for certain subsidiaries of the Company, did not ratify an amendment to that agreement regarding a wage reduction. As of the expiration date, 12:00 midnight, New York City time, on December 23, 2008, ratification had not occurred. As a result, the Company will not accept for purchase, or pay for, notes tendered pursuant to the tender offer.

The Company currently expects its union employees to ratify the wage reduction amendment around year end 2008 and has targeted late January 2009 for a conclusion of its discussions with its banks on an amendment to its Credit Facilities.

The Company believes that it must implement the following actions to remain in compliance with its covenants under its Credit Facilities:

•	further reductions in costs, including (without limitation) the wage reduction for union employees described above as well as other cost reductions that the Company is undertaking

•	successful conclusion of an amendment to its Credit Facilities

•	completion of the integration of the Yellow Transportation and Roadway networks

The Company currently has over $250 million of cash and expects to generate additional cash from sale and leaseback transactions (such as the transaction described in Item 1.01 above) and proceeds from sales of excess facilities, while significantly reducing its 2009 equipment purchases due to the integration of the Yellow Transportation and Roadway networks.

The Company believes that it has the following actions available to it to address its liquidity needs in 2009:

•	continuing to reduce costs in light of the economic activity and volumes that the Company is experiencing

•	successful conclusion of an amendment to its Credit Facilities

•	reducing debt and increasing the Company’s liquidity by strategically pursuing sale and leaseback arrangements for certain of the Company’s real estate holdings

•	continuing to sell assets, especially (but without limitation) those excess assets made available by the integration of the Yellow Transportation and Roadway networks

•	opportunistically repurchasing additional portions of the Company’s outstanding notes using YRC Worldwide common stock

•	increasing the Company’s liquidity by terminating its captive insurance company

•	entering into other capital markets transactions as they may become available to the Company

If the Company does not execute one or more of these actions, including ratification and implementation of the labor agreement modification with the Teamsters and an amendment to its Credit Facilities, some of which are not entirely within the Company’s control, the risk exists that the Company would not have sufficient liquidity in 2009 to meet its operating needs. Additionally, the Company’s liquidity needs could increase due to factors outside of its control. In particular, the Company may be required to use its liquidity to provide letters of credit, surety bonds and other collateral in excess of current levels to insurers, vendors, lenders or other third parties in light of recent rating agency downgrades with respect to the Company’s debt instruments.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	News Release dated December 24, 2008

Certain statements in this Current Report on Form 8-K include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (each a “forward-looking statement”). Forward-looking statements include those preceded by, followed by or include the words “expects,” “believes,” “targeted” or similar expressions.

The Company’s expectation regarding the ratification of the union wage reduction is only its expectation regarding this matter. Whether actual ratification occurs and the timing of that ratification is completely within the control of the Company’s unionized employees who are voting on the ratification and their representatives at the International Brotherhood of Teamsters.

The Company’s expectations regarding an amendment to its Credit Facilities and the date of the amendment are only its expectations regarding this matter. Whether the Company and its banks actually enter into an amendment is entirely dependent on the outcome of their discussions and approval of a majority in interest of the participating banks.

The Company’s expectations regarding its continued compliance with the covenants in its Credit Facilities are only its expectations regarding this matter. Actual compliance will depend upon the Company reaching an acceptable amendment to its Credit Facilities and its compliance with the ultimately negotiated terms of that amendment. Whether the Company can comply with those terms may be determined by the Company’s operating results or its ability to further reduce its debt through asset sales, capital market transactions or other means.

The Company’s expectations regarding having sufficient liquidity are only its expectations regarding this matter. Actual liquidity levels will depend upon the Company’s operating results, its access to credit facilities or credit markets, cash received as a result of asset dispositions or capital market transactions.

The Company’s actual future results and debt levels could differ materially from those projected because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the Company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the combination of the sales, operations and networks of Yellow Transportation and Roadway, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The Company’s expectations regarding the timing of, and results from, the consolidation or integration of Yellow Transportation and Roadway facilities are only its expectations regarding this matter. Actual timing and results could differ depending on whether the Company’s affected unionized employees approve the changes, the readiness of employees to utilize new combined processes and the effectiveness of deploying existing technology necessary to facilitate the combination of processes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: December 24, 2008	By:	/s/ Daniel J. Churay
Daniel J. Churay
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	News Release dated December 24, 2008

7